                                                                     Exhibit 5.1


                    OPINION OF STROOCK & STROOCK & LAVAN LLP

August 31, 2006

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue, 11th Floor
New York, New York  10179

Re:      Thornburg Mortgage Securities Trust 2006-5,
         Mortgage Loan Pass-Through Certificates, Series 2006-5
         ------------------------------------------------------


Ladies and Gentlemen:

We have acted as counsel to Structured Asset Mortgage Investments II Inc., a Delaware corporation ("SAMI II"), in connection with the offering of the Thornburg Mortgage Securities Trust 2006-5, Mortgage Loan Pass-Through Certificates, Series 2006-5 (the "Certificates"). A Registration Statement of SAMI II on Form S-3 relating to the Certificates (Commission File No. 333-132232) has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the prospectus dated March 28, 2006, as supplemented by a prospectus supplement dated August 29, 2006 (the "Base Prospectus" and the "Prospectus Supplement," respectively), the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of August 1, 2006 (the "Pooling and Servicing Agreement"), by and among SAMI II, as depositor, Wells Fargo Bank, N.A. as securities administrator and master servicer (the "Master Servicer"), LaSalle Bank National Association, as trustee and custodian (the "Trustee"), Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee") and Thornburg Mortgage Home Loans, Inc., as seller (the "Seller").

We have examined the Pooling and Servicing Agreement, the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed (a) the due authorization, execution and delivery of the Pooling and Servicing Agreement by all parties thereto (except for SAMI
II), (b) that such parties have the legal power to act in the capacities in which they are to act thereunder (except for SAMI II) and that the Pooling and Servicing Agreement constitutes their valid and legally binding obligation subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us. As to various matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties contained in the Pooling and Servicing Agreement and statements and certificates of officers and representatives of SAMI II and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and United States federal law.

The opinions expressed in paragraphs 3 and 4 below are based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). In rendering such opinions, we have also relied on certain factual, numerical and statistical information provided to us by the underwriters under the Underwriting Agreement referred to below.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of SAMI II and constitutes a legal, valid and binding agreement of SAMI II, enforceable against it in accordance with its terms, subject (a) to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and (b) to the understanding that no opinion is expressed as to the application of equitable principles in any proceeding, whether at law or in equity;

2. The issuance and sale of the Certificates has been duly authorized by all requisite corporate action on the part of SAMI II and, assuming the due and valid execution and authentication in accordance with the terms of the Pooling and Servicing Agreement and delivery against payment therefor pursuant to the underwriting agreement dated August 29, 2006 among SAMI II, Bear Stearns & Co., Inc. and the other underwriters named therein (the "Underwriting Agreement"), the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement.

3. Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each segregated pool of assets or REMIC regular interests for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"); each Class of Certificates, other than the Class A-R Certificate, will evidence ownership of "regular interests" in a REMIC within the meaning of Section 860G(a)(1) of the Code, coupled with contractual rights and obligations in the case of certain Certificates and the Class A-R Certificates will be considered to represent the sole class of "residual interest" in each REMIC formed pursuant to the Pooling and Servicing Agreement for the purposes of Section 860G(a)(2) of the Code; and

4. The information (i) in the Prospectus Supplement under the caption "Material Federal Income Tax Consequences," and (ii) in the Base Prospectus under the caption "Federal Income Tax Consequences," to the extent that it constitutes matters of federal law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects.

This opinion is solely for the benefit of the addressees hereof, and may not be relied upon in any manner by any other person or entity without our prior written consent.

We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" and "Material Federal Income Tax Consequences" in the Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,




/s/ Stroock & Stroock & Lavan LLP
---------------------------------
STROOCK & STROOCK & LAVAN LLP